Exhibit 99(d)(5)

July    , 2015

iStar Financial Inc.

1114 Avenue of the Americas

39th Floor

New York, New York  10036

Ladies and Gentlemen:

We refer to the offer (the “Offer”) made by iStar Financial Inc., a Maryland corporation (the “Company”), to exchange each outstanding share of the Company’s High Performance Common Stock — Series 1, High Performance Common Stock — Series 2, and High Performance Common Stock — Series 3 (the “HPU Shares”), for cash and/or shares of the Company’s regular common stock on the terms set forth in the Company’s Schedule TO filed with the Securities and Exchange Commission on June 12, 2015, as amended (together with all exhibits thereto, the “Schedule TO”).  Capitalized terms used but not defined herein have the meanings given in the Schedule TO.

The undersigned beneficially owns the number of HPU Shares set forth on Schedule I, free and clear of all liens, claims and encumbrances (such HPU Shares referred to herein as the “Owned Shares”).

The undersigned hereby agrees and confirms that, if the Company amends the Offer on or before July 31, 2015 to increase the Cash Consideration to $9.30 per Common Stock Equivalent underlying the Owned Shares, and to increase the Stock Consideration to 0.70 Shares per Common Stock Equivalent underlying the Owned Shares, the undersigned (i) will tender all of the Owned Shares promptly after such amendment of the Offer, in accordance with the terms and procedures of the Offer, (ii) will not withdraw the tendered shares at or prior to the final Expiration Date of the Offer and (iii) will not object to a description of this letter appearing in the Schedule TO.

This agreement shall automatically terminate if the Offer is not completed for any reason by August 31, 2015, or earlier if the Company terminates or withdraws the Offer prior to August 31, 2015.  Until this agreement is terminated, the undersigned agrees not to transfer, sell, lien, pledge or otherwise dispose of, directly or indirectly, the Owned Shares, except pursuant to the Offer.

This tender agreement shall be governed by the laws of the State of New York.

Very truly yours,

By:
Name:

ACCEPTED AND AGREED

as of the date written above

iStar Financial Inc.

Name:
Title:

Schedule I to Tender Agreement

Name and Contact Information of Stockholder	Number of HPU Shares Beneficially Owned

HPU Series 1 Shares

HPU Series 2 Shares

HPU Series 3 Shares